Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of OptimizeRx Corporation on Form S-8 our report dated April 15, 2024, with respect to our audit of the consolidated financial statements of OptimizeRx Corporation and Subsidiaries as of December 31, 2023 and 2022 and for the years then ended appearing in the Annual Report on Form 10-K of OptimizeRx Corporation and Subsidiaries for the year ended December 31, 2023.

/s/ UHY LLP

Sterling Heights, Michigan
June 18, 2024